April 30, 2012

Dear Stockholder:

I write to solicit your support for the position of 3M Company and its Board of Directors in opposing the three stockholder proposals – on lobbying, political contributions, and an independent board chair – to be voted on at the Company’s Annual Meeting of Stockholders scheduled to take place on May 8, 2012.  I will briefly explain why we oppose each proposal.

1.              Stockholder proposal on lobbying – The proposal, submitted by Walden Asset Management, requests the board to prepare an annual report disclosing all direct and indirect lobbying expenses, including payments to trade associations, and a description of management and board oversight.  Our Board opposes this proposal for the following reasons:

a.              We believe it is in the best interests of our Company and stockholders to participate in the legislative and regulatory process and to communicate with lawmakers and regulators about our business interests.

b.              Our lobbying activities are transparent and fully comply with state and federal law. We disclose our lobbying activities in quarterly lobbying reports filed with Congress.  Our website describes where investors can find these lobbying reports.

c.               Our website also describes 3M’s position on important public policy issues, such as environmental sustainability, energy, international trade and transportation; and 3M’s governance procedures ensuring proper legal, financial, executive and board input and oversight.

d.              Our membership in trade associations further serves our business interests by providing access to business, technical, and industry standard-setting expertise.  Trade associations are independent organizations that represent the interests of all of its members, which often have divergent views. Trade associations, while not primarily lobbying entities, may use a portion of their member dues for lobbying activities.  3M’s quarterly lobbying disclosure reports also include the portion of any trade association dues that we are advised are used for lobbying activities.

2.              Stockholder proposal to ban all political spending – The proposal, submitted by Trillium Asset Management, requests that the Board adopt a policy prohibiting the use of corporate funds for any political election or campaign.   Our Board opposes this proposal for the following reasons:

a.              The board believes that having the Company be an effective participant in the political process is in the best interest of the stockholders and the Company.

b.              3M contributes to a candidate or organization after carefully determining that the candidate or organization generally supports policies and positions that advance the best interests of the Company and its stockholders.

c.               Our political contributions strictly comply with the law.  We do not make contributions to candidates for federal office or to national political party committees.  We disclose on our website all contributions to state and local candidates and political parties, contributions made by our employee-funded Political Action Committee, and contributions in excess of $10,000 to “527” political organizations. Our website also describes the factors we consider when making political contributions, and the review and approval process we use.

These governance procedures ensure proper legal, financial, executive and board input and oversight of political contributions from the Company and the employee-funded 3M PAC.

d.              Our political contributions are modest by any measure – since 2002 3M has contributed under $100,000 per year in the aggregate to state and local candidates and for 2011 our PAC contributions totaled $166,000.

e.               This proposal seeks to silence the Company’s voice while allowing others, without restraint, to shape the public debate and influence the election of those who will represent all of us in government. Such a proposal puts our Company at a significant competitive disadvantage.

3.              Stockholder proposal on an independent chair – The proposal, submitted by James McRitchie and his agent, John Chevedden, requests the Board to adopt a policy for an independent board chairman. Our Board opposes this proposal for the following reasons:

a.              The Board believes it is fundamentally wrong to permanently separate or combine the positions of Chairman and CEO.  To do so prevents the Board from acting in the stockholders’ best interests when selecting future board leadership or when circumstances change.

b.              The Board believes that the Company’s corporate governance measures ensure that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, CEO evaluation and succession planning, strategy, risk and integrity.  The Corporate Governance Guidelines provide, in part, that independent directors comprise a substantial majority of the Board, and directors are elected annually with a majority vote standard in uncontested director elections.

c.               The Board has also designated one of its members as an independent lead director with duties similar to those of an independent chair.  Those duties include: (i) Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, (ii) Acts as a key liaison between the Chairman/CEO and the independent directors, (iii) Approves the meeting agendas for the Board, and approves the meeting schedules to assure that there is sufficient time for discussion of all agenda items, (v) Provides input into the materials to be delivered to the directors in advance of each Board meeting and provides feedback regarding the quality, quantity, and timeliness of those materials – giving the Lead Independent Director approval authority with respect to materials to be delivered to the directors in advance of each Board meeting, (vi) Has the authority to call meetings of the independent directors, and (vii) If requested by major stockholders, ensures that he is available, when appropriate, for consultation and direct communication.

For these reasons, I ask your support in opposing these stockholder proposals.  As always, I value your input and would appreciate the opportunity to discuss any questions or comments you may have.

Sincerely,

/s/ Inge G. Thulin
Inge G. Thulin

President and Chief Executive Officer